Exhibit 10.1

Term Sheet
Purchase by Anheuser-Busch, Incorporated of
Interest in Fulton Street Brewery, LLC
Held by Craft Brewers Alliance, Inc.

Anheuser-Busch, Incorporated (“ABI”) has entered into an equity purchase agreement (the “Equity Purchase Agreement”) dated as of February 18, 2011 with Goose Holdings, Inc. (“GHI”), pursuant to which GHI agreed to sell its 58% interest (the “GHI Interest”) in Fulton Street Brewery, LLC (“FSB”).

Craft Brewers Alliance, Inc. (“CBA”), owns the remaining 42% interest in FSB (the “CBA Interest”).  This term sheet describes the terms and conditions pursuant to which CBA will:  (i) surrender and release all purchase or right of first refusal rights with respect to the GHI Interest; (ii) join the Equity Purchase Agreement as a party and sell the CBA Interest to ABI on the terms set forth in the Equity Purchase Agreement; and (iii) release and waive all claims and causes of actions against ABI with respect to the transaction, except to the extent resulting from ABI’s failure to comply with its obligations as set forth herein.

CBA agrees that pursuant to the Equity Purchase Agreement GHI may convert the transaction with respect to the purchase and sale of the GHI Interest into a transaction in which ABI purchases all of the outstanding equity of GHI and ABI and GHI may make such changes to the Equity Purchase Agreement as they may deem appropriate in connection with such conversion, and that any such conversion shall not affect any of the rights and obligations of CBA.

CBA represents and warrants that its board of directors has unanimously approved its execution and delivery of this term sheet (with the director designated by ABI not participating in the board deliberations).  At the request of ABI, CBA will sign documentation with ABI and GHI by which it would agree to become a party to the Equity Purchase Agreement and be subject to the terms and conditions thereof.

Upon the consummation of the transaction described in the Equity Purchase Agreement (the “Closing”), the parties shall have the following rights and obligations:

•
Subject to the terms and conditions of the Equity Purchase Agreement, ABI will pay to CBA $16,300,000 in cash for the CBA Interest.  ABI shall also pay to CBA an additional $150,000 in respect of transaction costs.

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The master distributor agreement between ABI and CBA dated as of July 1, 2004 (“Distribution Agreement”) will be amended so that during the current term of the Distribution Agreement:  (a) the total of the Margin and the Incremental Margin (as such terms are defined in the Distribution Agreement) for products sold outside the Eastern Territory (as such term is defined in the Distribution Agreement) shall aggregate 25 cents per case-equivalent, and shall not be subject to the annual increases currently specified  in the Distribution Agreement; and (b) the total of the Margin and the Incremental Margin for products sold in the Eastern Territory shall be the lesser of (i) the amount currently specified in the Distribution Agreement and (ii) the amount required for products sold outside of the Eastern Territory as described above.

•
The Distribution Agreement will be amended so that during any renewal term the total of the Margin and the Incremental Margin for products   shall aggregate 75 cents per case-equivalent and shall not be subject to the annual increases currently specified in the Distribution Agreement.

•	Malt beverage brands acquired by CBA from third parties shall not, at the election of CBA, be required to be subject to the terms and conditions of the Distribution Agreement.
•	ABI shall perform the obligations of FSB under the sales and marketing agreement between CBA and FSB until December 31, 2018.
•	CBA shall have no rights or obligations with respect to the distribution of FSB products.
•
ABI shall, on no less than 10 occasions in each calendar year, include CBA in the sales meetings between ABI and national or regional retailers, the identity of such retailers to be mutually determined by ABI and CBA.

•	The exchange and recapitalization agreement between ABI and CBA dated as of June 30, 2004 will be amended to provide the following:
(i)	The amount set forth in Section 5.1(a)(i) thereof shall be increased to $30,000,000.
(ii)	The amount set forth in Section 5.1(b)(i) thereof shall be increased to $30,000,000.
(iii)	Section 5.3(c) thereof shall be deleted.

This term sheet shall be governed by the laws of the State of Washington.  CBA and ABI hereby waive any right to a jury trial in connection with this term sheet.   The parties agree that the foregoing expresses their rights and obligations and have executed this term sheet as of March 27, 2011.

CRAFT BREWERS ALLIANCE, INC.

By	/s/ Terry E. Michaelson
Title:	Chief Executive Officer

ANHEUSER-BUSCH, INCORPORATED

By	/s/ David West
Vice President, Mergers & Acquisitions